Exhibit 99.1

Letter from the Chairman

First Quarter 2008

Dear Whitestone Shareholders and Investors:

It is with pleasure that we refer you to our website (www.whitestonereit.com) to review our Quarterly Report on Form 10-Q for the period ended March 31, 2008, which was filed with the Securities and Exchange Commission (“SEC”) on May 15, 2008.  In accordance with our policy of shareholder transparency, we make all of our financial filings available on our website as soon as they are filed. It was reviewed by the independent Audit Committee of your Board of Trustees and Whitestone’s independent auditors, Pannell Kerr Forster of Texas, P.C.  The Form 10-Q complies with the rules and regulations of both the SEC and the Sarbanes-Oxley Act and should be read in conjunction with the audited consolidated financial statements and footnotes which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, which is also posted on our website.

I am pleased to report the progress we have made since my last writing, beginning with three significant items: increasing property occupancies and revenues; restructuring our debt; and bringing to an end the litigation with Mr. Hartman and Hartman Management.  In addition, we continue to make progress towards pursuing geographic diversification into new markets and entering the capital markets to raise equity and list our shares on a public exchange.  Of the last two items, raising equity relies on our record of accomplishments, and listing our shares relies on a window of opportunity in the market place to open.

The management of Whitestone REIT was internalized 20 months ago.  Since then, the challenges the Board of Trustees and management faced were many.  Through the challenges, our patience was tested and strengthened.  During this same time, we restructured and reorganized the property classes to determine which properties to hold for income, or reposition for better leasing results, or sell.  The effects of our decisions are beginning to show in the top line of our income statement, and the direction and trend is positive.

Our First Quarter 2008 results reflect our progress and the trend towards improving our financial strength.  As we near the completion of our second quarter, we expect to post the last of our legal fees related to the litigation with Mr. Hartman and Hartman Management, L.P. and the impact of those fees on our ongoing operations.  Information related to our settlement is available in our recent press release and public filings with the SEC, which you can access on our website.

Occupancies and Revenues

Cash flow from our existing properties continues to increase.  Occupancy trends are positive, and we continue to fill vacant space and work to retain tenants. Leases signed in 2007 that took occupancy in late 2007 and early 2008 are beginning to pay rent and to increase our revenues.  From First Quarter 2007 to First Quarter 2008, occupancies increased from 82% to 86%; and from Fourth Quarter 2007 to First Quarter 2008, occupancies remained at 86%.  From First Quarter 2007 to First Quarter 2008, revenues increased by 8%, and 1% from Fourth Quarter 2007 to First Quarter 2008. For the same respective time periods, total Funds From Operations (“FFO”) and FFO per share increased by 3% and 13%.  Our total Net Income (Loss) and Net Income (Loss) per share were both negative primarily due to our litigation costs.

Settlement with Mr. Hartman and Hartman Management

On May 30th, we announced that the Board of Trustees of Whitestone REIT and Hartman Management, L.P. and Allen R. Hartman reached a final resolution of all lawsuits between them, most of which were filed in fall of 2006.  One of the lawsuits was pending in Federal Court in Houston and the other suits were pending in Harris County District Court.  In addition, Mr. Hartman filed a preliminary proxy in November 2006 with the SEC, which will not be refiled or amended by Mr. Hartman, as both parties agreed to a mutual five-year standstill.  This means neither party will have any involvement in the other party’s company, including acquiring any voting stock or making any proposals for proxy statements.

Also, Mr. Hartman, on behalf of himself and Hartman Management, L.P. retracted all statements and proxy filings with the SEC that may have been perceived to be defamatory or critical of Mr. Mastandrea, Mr. Dee, Whitestone REIT or its employees or Trustees; and Mr. Mastandrea, on behalf of himself, Mr. Dee, and the Board of Trustees of Whitestone REIT, retracted all statements that may have been perceived to have been defamatory or critical of Mr. Hartman or Hartman Management, L.P.

Restructuring Our Debt

As occupancies increase, our balance sheet also strengthens, providing the opportunity to reconfigure our debt and apply judicious leverage to purchase additional properties.  At the end of First Quarter 2008, our gross real estate assets (book value) were $182 million and debt was only $88 million, less than 50% of the book value of our assets, which is considered to be a very modest level of debt.  Both our gross assets and debt increased approximately $9 million from First Quarter 2007 to First Quarter 2008.  Interest expense was up only $0.1 million for the same period.  We are currently working to restructure our debt to take advantage of relatively low interest costs and free up some additional funds.

Diversifying into New Markets

We are transitioning from having all of our eggs in one basket to having them in multiple baskets.  Presently, we have 31 properties in Houston, two in Dallas, one in San Antonio, and one in Carefree, Arizona.  Our plan is to diversify our risk into three to five different primary markets to include other major cities, such as Phoenix and Chicago, over the next five years as we grow the asset base of Whitestone. During the past year, we have spent time in both Phoenix and Chicago and have a pipeline of approximately 30 value added opportunities that we are in various stages of analysis.

Summary

As you can see in our Form 10-Q filed with the SEC, our income statement and balance sheet are strengthening as our leasing associates bring more tenants to our space, and our property managers continue to service and retain our existing tenants.  This powerful combination should lead to increased net operating income and ultimately increased shareholder value.  As we look to the short term, we expect our revenues to continue to increase, while property expenses will remain stable.  We expect corporate expenses to decline proportionately with a decrease in the legal costs associated with the litigation we settled.

I look forward to seeing many of you at our Annual Shareholder Meeting, which is being held on July 29, 2008.  The time and location will be provided in our proxy statement, which we will be mailed by June 27th.  On behalf of our Board of Trustees and management, I thank you for your continued confidence and support.

Sincerely,

James C. Mastandrea
Chairman and Chief Executive Officer